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                                                                  EXHIBIT (O)(2)


                         E*TRADE ASSET MANAGEMENT, INC.

                         PERSONAL TRADING CODE OF ETHICS

     1. INTRODUCTION AND OVERVIEW

     In our efforts to ensure that E*TRADE Asset Management, Inc. ("E*TAM") develops and maintains a reputation for integrity and high ethical standards, it is essential not only that E*TAM and its employees comply with relevant federal and state securities laws, but also that we maintain high standards of personal and professional conduct. E*TAM's Personal Trading Code of Ethics (the "Code") is designed to help ensure that we conduct our business consistent with these high standards.

     As a registered investment adviser, E*TAM and its employees owe a fiduciary duty to our clients that requires each of us to place the interests of our clients ahead of our own interests. A critical component of our fiduciary duty is to avoid potential conflicts of interest. Accordingly, you must avoid activities, interests, and relationships that might interfere or appear to interfere with making decisions in the best interests of shareholders of any series of E*TRADE Funds ("Funds") and other advisory clients of E*TAM. Please bear in mind that a conflict of interest can arise even if there is no financial loss to our clients. Many potential conflicts of interest can arise in connection with employee personal trading and related activities.

     The Code is designed to address and avoid potential conflicts of interest relating to personal trading and related activities and is based on three underlying principles:

     (1) We must at all times place the interests of our clients (including both E*TRADE Funds and any private accounts) first. In other words, as a fiduciary you must scrupulously avoid serving your own personal interests ahead of the interests of E*TAM clients.

     (2) We must make sure that all personal securities transactions are conducted consistent with the Code and in such a manner as to avoid any actual or potential conflicts of interest or any abuse of an individual's position of trust and responsibility.

     (3) E*TAM personnel should not take inappropriate advantage of their positions. The receipt of investment opportunities, perquisites, or gifts from persons seeking business with E*TRADE Funds or E*TAM could call into question the exercise of your independent judgment.

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     The Code contains a number of rules and procedures relating to personal trading by E*TAM officers, directors, employees and their families. It is your responsibility to become familiar with the Code and abide by the Code. Violations of the Code will be taken seriously and could result in sanctions against the violator, which sanctions can include termination of employment.

     As with all policies and procedures, the Code was designed to cover a myriad of circumstances and conduct; however, no policy can anticipate every potential conflict of interest that can arise in connection with personal trading. Consequently, you are expected to abide not only by the letter of the Code, but also by the spirit of the Code. Whether or not a specific provision of the Code addresses a particular situation, you must conduct your personal trading activities in accordance with the general principles contained in the Code and in a manner that is designed to avoid any actual or potential conflicts of interest. E*TAM reserves the right, when it deems necessary in light of particular circumstances, either to impose more stringent requirements on employees or to grant exceptions to the Code.

     Because governmental regulations and industry standards relating to personal trading and potential conflicts of interest can change over time, E*TAM reserves the right to modify any or all of the policies and procedures set forth in the Code. Should E*TAM revise the Code, you will receive written notification from the Compliance Officer. It is your responsibility to familiarize yourself with any modification to the Code. If you have any questions about any aspect of the Code, or if you have questions regarding application of the Code to a particular situation, contact the Compliance Officer.

     2. PERSONS COVERED BY THE CODE

     Depending upon your classification under this Code, certain investment restrictions and reporting obligations may or may not apply to you. Individuals subject to this Code will be classified as "Access Persons" and may in addition be further classified as "Investment Personnel" and/or "Portfolio Manager." Investment Personnel and Portfolio Managers have additional obligations under this Code.

     The E*TAM Compliance Officer will notify each individual who has been classified as an Access Person, Investment Personnel and/or Portfolio Manager and what their obligations are under this Code.

Access Persons means:

     1)   E*TAM's directors;

     2)   E*TAM's officers;

     3) E*TAM's employees (or employees of any company in a control relationship to E*TAM) who in connection with their regular functions or duties, make,

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participate in or obtain information regarding the purchase or sale of any security (other than Exempted Securities as defined below) by the Funds or whose functions relate to the making of any recommendations with respect to such purchase or sales; and

     4) any person in a control relation to E*TAM or the Funds who obtains information concerning recommendation made to the Funds with regard to the purchase or sale of securities (other than Exempted Securities as defined below) of the Fund.

Investment Personnel means: (i) any employee of E*TAM (or employee of any company in a control relationship to E*TAM) who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of securities by the Funds (e.g., traders or analysts) or (ii) any person who controls E*TAM and who obtains information concerning recommendations made to the Funds regarding the purchase or sale of securities by the Fund.

Portfolio Manager means any E*TAM employee or employees who has the primary responsibility for the day to day management of any series of the Funds.

     The policies and procedures set forth in the Code also apply to all members of your immediate family, which for purposes of the Code refers to any person living in your household (whether or not related to you) and/or any person to whose financial support you make a significant contribution.

     3. POLICIES REGARDING PERSONAL SECURITIES TRANSACTIONS

     Restrictions on Personal Securities Transactions By Investment Personnel
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          and Portfolio Managers.
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In connection with the purchase or sale, directly or indirectly, of any securities held or to be acquired by any series of the Funds, no Investment Personnel or Portfolio Manager shall:

employ any device, scheme or artifice to defraud the Funds or any series of the Funds;

make to the Fund any untrue statement of a material fact or omit to state to the Fund a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading;

engage in any act, practice or course of business that would operate as a fraud or deceit upon any series of the Funds; or

engage in any manipulative practice with respect to the Funds or any series of the Funds. Such acts shall include, but not be limited to, the following:

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intentionally inducing or causing the Funds to take action or to fail to take action, for the purpose of achieving a personal benefit rather than to benefit the Funds, shall be a violation of this Code. Examples of this violation include:

causing any series of the Funds to purchase a security owned by the individual for the purpose of supporting or driving up the price of the security; and

causing any series of the Funds to refrain from selling a security in an attempt to protect the value of the individual's investment, such as an outstanding option.

using actual knowledge of transactions for any series of the Funds to profit by the market effect of such transactions shall be a violation of this Code.

No person classified as Investment Personnel or Portfolio Manager may buy or sell securities other than Exempted Securities and De Minimis Securities (as defined below) for his or her personal portfolio or the portfolio of a member of his or her immediate family without obtaining oral authorization from E*TAM's Compliance Officer prior to effecting such security transaction.

A written authorization for such security transaction will be provided by the E*TAM Compliance Officer to the person receiving the authorization (if granted). A record of any determination and the reason supporting such decision shall be made and filed with the E*TAM compliance officer.

                    Note: If an Access Person has questions as to whether purchasing or selling a security for his or her personal portfolio or the portfolio of a member of his or her immediate family requires prior oral authorization, the Access Person should consult the E*TAM Compliance Officer for clearance or denial of clearance to trade prior to effecting any securities transactions.

Pre-clearance approval under paragraph 1 will expire at the close of business on the trading day after the date on which oral authorization is received and the person classified as Investment Personnel or Portfolio Manager is required to renew clearance for the transaction if the trade is not completed before the authority expires.

The pre-clearance requirement shall apply to all purchases of a beneficial interest in any security through an Initial Public Offering or a Limited Offering (as defined below) by any person who is classified as Investment Personnel. A record of any decision and the reason supporting such decision to approve the acquisition by Investment Personnel of Initial Public Offerings or Limited Offerings shall be made and filed with the E*TAM Compliance Officer.

An "Initial Public Offering" means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not

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subject to the reporting requirements of Sections 13 or 15(d) of the Securities
Exchange Act of 1934.

A "Limited Offering" means an offering that is exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) or Section 4(6) or pursuant to Rule 504, Rule 505, or Rule 506 under the Securities Act of 1933.

No pre-clearance will be given to any Portfolio Manager to purchase or sell any security (other than Exempted Securities) within seven calendar days before or after any Portfolio Manager trades in that security for any series of the Funds.

Investment Personnel and Portfolio Managers may not profit by the purchase and sale, or sale and purchase, of the same or equivalent securities within 60 calendar days, unless such security is an Exempted Security (as defined below).

     Except as noted with respect to Initial Public Offerings and Limited Offerings, this pre-clearance policy does not apply to securities that qualify as Exempted Securities or De Minimis Securities (as defined below). If you have any questions as to the application of this policy, contact the E*TAM Compliance Officer.

Restrictions on Personal Securities Transactions By Access Persons.
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     1. In connection with the purchase or sale, directly or indirectly, of a
Covered Security held or to be acquired by any series of the Funds, no Access Person shall:

               a. employ any device, scheme or artifice to defraud the Funds or any series of the Funds;

               b. make to the Fund any untrue statement of a material fact or omit to state to the Fund a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading;

               c. engage in any act, practice or course of business that would operate as a fraud or deceit upon any series of the Funds; or

               d. engage in any manipulative practice with respect to the Funds or any series of the Funds. Such acts shall include, but not be limited to, the following:

                         i. intentionally inducing or causing the Funds to take action or to fail to take action, for the purpose of achieving a personal benefit rather than to benefit the Funds, shall be a violation of this Code. Examples of this violation include:

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                              (a)  causing any series of the Funds to purchase a
               Covered Security owned by the individual for the purpose of supporting or driving up the price of the Security; and

                              (b) causing any series of the Funds to refrain from selling a Covered Security in an attempt to protect the value of the individual's investment, such as an outstanding option.

                         ii. using actual knowledge of transactions for any series of the Funds to profit by the market effect of such transactions shall be a violation of this Code.

          2. Access Persons have an affirmative duty to bring suitable securities to the attention of Investment Personnel. The intentional failure to recommend a suitable Security to, or the failure to purchase a Security for, any series of the Funds for the purpose of avoiding the appearance of conflict with respect to a personal transaction security may be considered a violation of this Code.

     4. EXEMPTED AND DE MINIMIS SECURITIES

     The policies and procedures set forth in the Code regarding personal investing apply to all personal securities transactions, unless such security is an Exempted as defined below. If you have any questions as to the applicability of the Code to a particular transaction, contact the E*TAM Compliance Officer.

     The Code (including the specific prohibitions on personal trading and the reporting requirements) does not apply to the following types of securities, which are referred to as "Exempted Securities." As a result, Access Persons may invest in Exempted Securities without following the procedures set forth in the Code. Exempted Securities are personal securities transactions by Access Persons in the following:

Direct obligations of the Government of the United States; banker's acceptances; bank certificates of deposit; commercial paper; high quality short-term debt instruments (any instrument that has a maturity at issuance of less than 366 days and is rated in one of the two highest rating categories by a nationally recognized statistical rating organization), including repurchase agreements; and shares of registered open-end investment companies.

Securities purchased or sold in a transaction which is non-volitional on the part of the Access Person.

Securities acquired as a part of an automatic dividend reinvestment plan.

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Securities acquired upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired.

Exercise of options received pursuant to an employment arrangement, provided that the sale of the securities received upon exercise of the options are subject to the Code;

Receipt of securities or options pursuant to an employment arrangement; and

Acquisition of securities by an Access Person of the securities of the Access Person's employer or an affiliate thereof.

     In addition, the pre-clearance procedures do not apply to personal securities transactions involving De Minimis Securities provided that you do not have knowledge that the same security is purchased or sold, or being considered for purchase or sale, by any series of the Funds. "De Minimis Securities" are securities issued by any company included in the Standard and Poor's 500 Stock Index and in an amount less than $50,000. You will however be required to report such securities in the quarterly and annual reports discussed below.

     If you have any questions about whether a particular transaction qualifies as an Exempted Security, contact the E*TAM Compliance Officer.

     5. REPORTS AND CERTIFICATIONS REGARDING PERSONAL SECURITIES TRANSACTIONS

     Personal Holdings Reports: In order to address potential conflicts of interest that can arise when an Access Person disposes of a security acquired prior to his or her association with E*TAM and to help ensure compliance with the Code, all Access Persons must provide E*TAM with a list of all securities holdings (the "Personal Holdings Report") in which they have a beneficial interest (other than interests in Exempted Securities). This Personal Holdings Report, which is included within the Quarterly Transaction Reports and in the Funds' code of ethics, must be provided within 10 days of commencement of employment and updated annually thereafter. The Personal Holdings Report must include the title of each security, the number of shares held and the principal amount of the security. The Personal Holdings Report must also include a list of any securities accounts maintained with any broker, dealer or bank. Holdings Reports must be current as of a date no more than 30 days before the Report is submitted. E*TAM is sensitive to Access Persons' privacy concerns and will endeavor not to disclose the contents of an Access Person's Personal Holdings Report to anyone unnecessarily.

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A report sent directly to Compliance from a broker, dealer or bank including all information requested by the Personal Holdings Report will satisfy this requirement.

     Quarterly Transaction Reports: Each Access Person shall submit quarterly reports in the form attached hereto to E*TAM's Compliance Officer, showing all transactions in securities other than Exempted Securities in which the person has, or by reason of such transaction acquires, any direct or indirect beneficial ownership, as well as all accounts established with brokers, dealers or banks during the quarter in which any securities were held for the direct or indirect beneficial interest of the Access Person. Such reports shall be filed no later than 10 days after the end of each calendar quarter. An Access Person of the Company need not make a Quarterly Transaction Reports if all of the information required by the Quarterly Transaction Reports is contained in the brokerage confirmations or account statements submitted in lieu thereof. Quarterly Transaction Reports are also not required if all brokerage confirmations and account statements from securities account outside E*TRADE are provided to E*TRADE's Associate Branch and/or ETAM's compliance officer.

     Review of Reports: The E*TAM Compliance Officer shall review the initial Personal Holding Report, annual holdings reports and Quarterly Transaction Reports received, and as appropriate compare the reports with the pre-clearance authorization received, and report to E*TAM's Board of Directors:

     a. with respect to any transaction that appears to evidence a possible violation of this Code; and

     b.   apparent violations of the reporting requirement stated herein.

     The Board shall consider reports made to it hereunder and shall determine whether the policies established in this Code have been violated, and what sanctions, if any, should be imposed on the violator, including but not limited to a letter of censure, suspension or termination of the employment of the violator, or the unwinding of the transaction and the disgorgement of any profits to the Funds. The Board shall review the operation of this Code of Ethics at least once a year.

     Certification of Compliance: Each Access Person will be required to certify that he or she has read, understands and has complied with (or in the case of a newly hired Access Person, will comply with) the Code. This Certification of Compliance is required upon commencement of employment and at least annually thereafter. Such certification is included in the Quarterly Transaction Form.

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     6. MISCELLANEOUS

     Certain activities, while not directly involving personal trading issues, nonetheless raise similar potential conflict of interest issues and are appropriate for inclusion in the Code.

     Service on Boards: Investment Personnel are prohibited from serving on the board of directors of any for-profit company or organization without the prior, written approval of the E*TAM Compliance Officer. Such approval will only be granted when E*TAM believes that such board service will be consistent with the interests of E*TAM's clients. If board service is authorized, appropriate procedures will be developed to ensure that confidential information is not obtained or used by such Investment Personnel or by E*TAM.

     Gifts: On occasion Investment Personnel may be offered, or may receive, gifts from clients, brokers, vendors to other persons not affiliated with E*TAM. The receipt of extraordinary or extravagant gifts from such persons is not permitted. Gifts of a nominal value (i.e., gifts the reasonable value of which is no more than $100 annually from one person), and customary business meals and entertainment (e.g., sporting events) at which both you and the giver are present and promotional items (e.g., pens, mugs) may be received. Investment Personnel may not, however, solicit any gifts.

     Investment Personnel may not give any gift with a fair market value in excess of $100 per year to persons associated with securities or financial organizations including exchanges, other member organizations, commodity firms, news media, or clients of the firm. You may provide reasonable entertainment to such persons, provided that both you and the recipient are present.

     You must never give or receive gifts or entertainment that would be embarrassing to either you or E*TAM if made public.

     Annual Board Review: The management of E*TAM annually will prepare a report to the E*TRADE Funds' board of trustees that summarizes existing procedures concerning personal trading (including any changes in the Code), highlights violations of the Code requiring significant remedial action and identifies any recommended changes to the Code.

     Recordkeeping: This Code, a copy of each report by an Access Person, records of approvals relating to Initial Public Offerings and Limited Offerings, lists of all persons required to make reports, a

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list of all persons responsible for reviewing such reports, records of any violations of the Code and action taken as a result thereof, shall be preserved with E*TAM's records for the period required by the Investment Company Act of 1940, as amended and the Investment Advisers Act of 1940, as amended.

     7. FORMS

Attached to the Funds' code of ethics is the Personal Holdings Report.

Attached to this Code is the Quarterly Transaction Report.

The Quarterly Transaction Report requires Access Persons to provide the following certification each quarter:

     . All accounts with a broker dealer or bank for his/her direct or indirect benefit are listed on the form.

     . Brokerage accounts contain all reportable securities holdings and transactions.

     .  All transactions for the period are included in the report.

     . Information contained in the report is true and correct as of the date indicated below.

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                                                                           FORMS

          Quarterly Securities Transaction Report for the period from to

     This report is submitted by _____________________________________ (print name)* ________________(telephone)

I have listed all accounts with a broker dealer or bank for my direct or indirect benefit.. This includes all accounts for myself and for family members living in my household. These accounts contain all reportable securities holdings and transactions in which I have a beneficial interest. If I have no such accounts, I have written "NONE" in the space below.

I have listed all transactions in these during the period from _________ to _________ including any transactions with respect to any account with a broker dealer or bank for my direct or indirect benefit. This includes all transactions for myself and for family members living in my household. I understand that I am not required to list transactions in open-end mutual funds, variable products, or U.S. Treasury obligations. If I have no reportable transactions, I have written "NONE" in the space below.

The following are the accounts in which any securities were held for my direct or indirect benefit during the period from ________ to __________.

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 NAME OF BROKER, DEALER OR BANK WITH         DATE ACCOUNT
       WHICH ACCOUNT IS HELD                  ESTABLISHED
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  DATE OF      TYPE OF    TITLE OF  NO. OF  PRINCIPAL
TRANSACTION  TRANSACTION  SECURITY  SHARES   AMOUNT    PRICE  BROKER/DEALER
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P = Purchase
S = Sale
E = Exercise of Option

I certify that the information contained in this report is true and correct as of the date indicated below. I further certify that I have read and understand the Code of Ethics policy and procedures and have complied with all of its requirements


Signature:                                Date Report Submitted:
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Received By:                              Comments:
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             Title:
             Date: